Exhibit 99.1

Alpha Pro Tech

 L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2013

Net Income for the quarter increased 26.7% to $474,000 from $374,000 in the comparable prior year quarter

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

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For the quarter ended June 30, 2013, Building Supply segment sales increased by 9.6% to a record $7.1 million, compared to $6.4 million for the quarter ended June 30, 2012; the Building Supply segment comprised 63.3% of total revenues for the 2013 second quarter.

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For the quarter ended June 30, 2013, net income was $474,000, compared to $374,000 in the 2012 second quarter. Net income as a percentage of sales was 4.2%, compared with 3.4% in the 2012 second quarter.

●	Cash increased to $6.1 million as of June 30, 2013 from $4.6 million as of December 31, 2012.

Nogales, Arizona – August 6, 2013 – Alpha Pro Tech, Ltd. (NYSE MKT: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and six months ended June 30, 2013.

Consolidated sales for the second quarter increased 2.8% to $11.2 million from $10.9 million for the comparable quarter of 2012. Building Supply segment sales for the three months ended June 30, 2013 increased by 9.6% to a record $7.1 million, compared to $6.4 million for the same period of 2012. The sales mix of the Building Supply segment for the three months ended June 30, 2013 was 65% for synthetic roof underlayment and 35% for housewrap. This compared to 68% for synthetic roof underlayment and 32% for housewrap for the second quarter of 2012. Sales for the Disposable Protective Apparel segment for the three months ended June 30, 2013 decreased 12.6% to $3.1 million, compared to $3.5 million for the same period of 2012. Infection Control segment sales for the three months ended June 30, 2013 increased by 14.0% to $1.0 million, compared to $917,000 for the same period of 2012. Mask sales were up by 30.0% to $750,000, and shield sales were down by 13.3% to $295,000.

Al Millar, President of Alpha Pro Tech, commented, “Overall, the Building Supply and Infection Control segments led the increase in sales for the second quarter of 2013. In 2012, we introduced TECHNOply™, an economy version of our synthetic roof underlayment, to capture market share in the lower end of the market. For the first six months of 2013, TECHNOply™ had three times the sales of the same period in 2012 and contributed approximately 9% of total synthetic roof underlayment sales, as compared to 3% for all of 2012. TECHNOply™ is expected to be a growth product for the Company. Sales of our newest housewrap, REX™ Wrap Fortis non-perforated breathable housewrap, are starting to gain traction. For the first six months of 2013, REX™ Wrap Fortis sales increased seven-fold over the same period of 2012 and comprised 9% of total housewrap sales. Sales of REX™ Wrap Fortis are expected to increase significantly in 2013. We will continue to introduce new products in our Building Supply segment as we see opportunities arise.”

Consolidated sales for the six months ended June 30, 2013 increased 0.7% to $20.6 million from $20.5 million for the comparable period of 2012. This increase consisted of increased sales in the Building Supply and Infection Control segments, partially offset by decreased sales in the Disposable Protective Apparel segment.

Building Supply segment sales for the six months ended June 30, 2013 increased 1.6% to $12.2 million, compared to $12.0 million for the same period of 2012. The sales mix of the Building Supply segment for the six months ended June 30, 2013 was 62% for synthetic roof underlayment and 38% for housewrap. This compared to 68% for synthetic roof underlayment and 32% for housewrap for the same period of 2012. Sales for the Disposable Protective Apparel segment for the six months ended June 30, 2013 decreased 2.1% to $6.3 million, compared to $6.4 million for the same period of 2012. Infection Control segment sales for the six months ended June 30, 2013 increased by 4.0% to $2.1 million, compared to $2.0 million for the same period of 2012. Mask sales were up by 13.0% to $1.5 million, and shield sales were down by 13.0% to $616,000.

Gross profit for the three months ended June 30, 2013 increased by 5.4% to $4.1 million, or 36.4% gross profit margin, compared to $3.9 million, or 35.5 % gross profit margin, for the same period of 2012. Gross profit for the six months ended June 30, 2013 increased 6.1% to $7.7 million, or 37.5% gross profit margin, from $7.3 million, or 35.6% gross profit margin, for the same period of 2012. The gross profit margin for the three and six months was positively affected by an increase in the Building Supply segment margin.

Selling, general and administrative expenses decreased by 1.3% to $3.2 million for the second quarter of 2013 as compared to the same quarter of 2012. As a percentage of net sales, selling, general and administrative expenses decreased to 28.6% for the second quarter of 2013 from 29.8% for the same period of 2012.

Selling, general and administrative expenses for the six months ended June 30, 2013 increased by 3.5% to $6.7 million from $6.5 million for the same period of 2012. As a percentage of net sales, selling, general and administrative expenses increased to 32.5% for the six months ended June 30, 2013 from 31.7% for the same period of 2012.

Net income increased by 26.7% for the three months ended June 30, 2013 to $474,000, compared to $374,000 for the three months ended June 30, 2012. Net income as a percentage of net sales for the three months ended June 30, 2013 and 2012 was 4.2% and 3.4%, respectively. Basic and diluted net income per common share for the three months ended June 30, 2013 and 2012 were both $0.02.

Net income increased by 10.4% for the six months ended June 30, 2013 to $490,000, compared to $444,000 for the same period of 2012. Net income as a percentage of net sales for the six months ended June 30, 2013 and 2012 was 2.4% and 2.2%, respectively. Basic and diluted net income per common share for the six months ended June 30, 2013 and 2012 were $0.03 and $0.02, respectively.

The consolidated balance sheet remained strong with a current ratio of 21:1 as of June 30, 2013, compared to 19:1 as of December 31, 2012. The Company completed the second quarter of 2013 with working capital of $28.9 million.

Cash and cash equivalents increased by 34.6%, or $1.6 million, to $6.1 million as of June 30, 2013, compared to $4.6 million as of December 31, 2012.

Inventory decreased by $2.9 million, or 16.8%, to $14.3 million as of June 30, 2013 from $17.2 million as of December 31, 2012. The decrease was primarily due to a decrease in inventory for the Building Supply segment of $2.8 million, or 34.7%, to $5.2 million, a decrease in inventory for the Disposable Protective Apparel segment of $65,000, or 1.2%, to $5.5 million and a decrease in inventory for the Infection Control segment inventory of $50,000, or 1.4%, to $3.6 million.

Lloyd Hoffman, the Company’s Chief Financial Officer commented, “As of June 30, 2013, we had $1,176,000 available for additional stock purchases under our stock repurchase program. For the six months ended June 30, 2013, we repurchased 980,200 shares of common stock at a cost of $1,553,000. As of June 30, 2013, we had repurchased a total of 9,573,828 shares of common stock at a cost of $12,345,000 through our repurchase program. We retire all stock upon its repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that cash generated from operating activities, current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Tables follow

Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2013	December 31, 2012 (1)
Assets
Current assets:
Cash and cash equivalents	$6,129,000	$4,554,000
Marketable securities	404,000	293,000
Accounts receivable, net of allowance for doubtful accounts of $87,000 and $74,000 as of June 30, 2013 and December 31, 2012, respectively	5,849,000	6,350,000
Inventories	14,283,000	17,164,000
Prepaid expenses	3,165,000	2,299,000
Deferred income tax assets	554,000	554,000
Total current assets	30,384,000	31,214,000

Property and equipment, net	3,224,000	3,419,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	102,000	113,000
Equity investments in and advances to unconsolidated affiliate	2,569,000	2,498,000
Total assets	$36,334,000	$37,299,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$737,000	$860,000
Accrued liabilities	740,000	793,000
Total current liabilities	1,477,000	1,653,000

Deferred income tax liabilities	854,000	813,000
Total liabilities	2,331,000	2,466,000

Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 19,110,925 and 20,044,457 shares outstanding as of June 30, 2013 and December 31, 2012, respectively	191,000	200,000
Additional paid-in capital	19,535,000	20,915,000
Accumulated other comprehensive income	93,000	24,000
Retained earnings	14,184,000	13,694,000
Total shareholders' equity	34,003,000	34,833,000
Total liabilities and shareholders' equity	$36,334,000	$37,299,000

(1)     The condensed consolidated balance sheet as of December 31, 2012 has been prepared using information from the audited balance sheet as of that date.

Condensed Consolidated Income Statements (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012

Net sales	$11,156,000	$10,851,000	$20,606,000	$20,470,000
Cost of goods sold, excluding depreciation and amortization	7,099,000	6,999,000	12,886,000	13,193,000
Gross profit	4,057,000	3,852,000	7,720,000	7,277,000

Operating expenses:
Selling, general and administrative	3,183,000	3,224,000	6,695,000	6,474,000
Depreciation and amortization	175,000	209,000	356,000	425,000
Total operating expenses	3,358,000	3,433,000	7,051,000	6,899,000

Income from operations	699,000	419,000	669,000	378,000
Other income:
Equity in income of unconsolidated affiliate	38,000	171,000	71,000	318,000
Interest income	1,000	3,000	2,000	9,000
Total other income	39,000	174,000	73,000	327,000

Income before provision for income taxes	738,000	593,000	742,000	705,000

Provision for income taxes	264,000	219,000	252,000	261,000

Net income	$474,000	$374,000	$490,000	$444,000

Basic earnings per common share	$0.02	$0.02	$0.03	$0.02

Diluted earnings per common share	$0.02	$0.02	$0.03	$0.02

Basic weighted average common shares outstanding	19,262,807	20,857,189	19,488,040	20,922,638

Diluted weighted average common shares outstanding	19,362,620	20,857,189	19,550,244	20,922,638

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